Exhibit 10.19
Executive Officer Cash Compensation Arrangements

2010 Salaries

Name	Title	2010 Salary
Ramin (“Ron”) Najafi, Ph.D.	Chairman and Chief Executive Officer	$356,000
Thomas J. Paulson	Chief Financial Officer and Treasurer*	$250,000
Behzad Khosrovi, Ph.D.	Chief Alliance Officer and SVP, Product Development	$238,000
Mark B. Anderson, Ph.D.	Chief Scientific Officer	$220,000
Roy J. Wu	Sr. Vice President, Business & Corporate Development	$172,500

2010 Bonus Structure

For Dr. Najafi, the 2010 bonus is intended to be calculated as follows:

(40% of base salary at December 31, 2010) x Corporate Performance

For each of Mr. Paulson, Dr. Khosrovi, Dr. Anderson and Mr. Wu, the 2010 bonus is intended to be calculated as follows:

(30% of base salary at December 31, 2010) x [(0.8 x Corporate Performance) + (0.2 x Individual Performance Multiplier)]

“Corporate Performance” is the percentage determined by adding corporate performance against established goals with respect to research and development (50%), alliance management (25%), new partnerships (15%), and financial performance (10%).  Within each category set forth above:  if a minimum “threshold” is not achieved with respect to the category, 0% of the percentage with respect to that category is assigned; if a minimum “threshold” is achieved with respect to the category, 50% of the percentage with respect to that category is assigned;  if the “target” performance is achieved with respect to the category, 100% of the percentage with respect to that category is assigned; and if “stretch” performance is achieved with respect to the category, 125% of the percentage with respect to that category is assigned.  The resulting percentages are then added together which results in the Corporate Performance value.

“Threshold” goals are established generally at levels that are expected to be attainable if management and NovaBay perform as expected, maintaining and enhancing NovaBay’s business as expected, which includes solid performance by the management team and, as appropriate by category, noteworthy progress on clinical trials, business management and financial management.

“Target” goals are established generally at levels that are expected to be attainable only if superior (meaning substantially in excess of expectations) performance is attained by management and NovaBay, which includes superior performance by the management team and, as appropriate by category, superior progress on clinical trials, business management and financial management.  It is not expected that all of these goals will be met.

“Stretch” goals are established generally at levels that are expected to be attainable only if outstanding (meaning well in excess of expectations, which may also not be attainable due to factors outside of management’s control despite best efforts) performance is attained by management and NovaBay, which includes outstanding performance by the management team and, as appropriate by category, outstanding progress on clinical trials, business management and financial management.  It is extremely unlikely that all of these goals will be met.

“Individual Performance Multiplier” is the percentage determined by the assessment of individual performance, the results of which will result in an Individual Performance Multiplier of 125% (outstanding performance, exceeding objectives), 100% (excellent performance, meeting or exceeding objectives), 75%  (acceptable performance, meeting most objectives) or 0% (less than acceptable performance).

The amount and timing of award payments is at the discretion of the Compensation Committee, and the Compensation Committee can modify the amount of the bonus pool at its discretion, and may defer or cancel awards at its discretion.